ASSIGNMENT AGREEMENT

THIS AGREEMENT is made as of this 22nd day of February, 2008 by and among Orient Come Holdings Limited, a company incorporated under British Virgin Islands, located at Room 810, Block C2, Oriental Plaza, No. 1 ChangAn Street, Beijing, China 100738 (“Assignor”) and Beijing K's Media Broadcasting Ltd. Co., a company organized under the laws of the People’s Republic of China, located at Room 1911, 1/F, #8 Dongdaqiao Road, Chaoyang District, Beijing, China  (“Assignee”).

Recitals

A.
Assignor is party to that certain Business Cooperation Agreement dated December 23, 2007 by and between Assignor, Kinglake Resources, Inc. and Beijing K's Media Advertising Ltd. Co. (the “Cooperation Agreement”) under which Assignor has been engaged to provide services to Beijing K's Media Advertising Ltd. Co.

B.	Assignor desires to assign to Assignee and Assignee desires to acquire all of Assignor's rights and obligations under the Cooperation Agreement.

C.	Kinglake Resources, Inc. and Beijing K's Media Advertising Ltd. Co. are willing to consent to such assignment on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual agreements, promises and covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment and Assumption.  Assignor hereby assigns all of its right, title and interest in and to the Cooperation  Agreement to Assignee and Assignee hereby accepts such assignment, agrees to the terms of the Cooperation  Agreement and assumes all of Assignor's obligations thereunder.

2. Miscellaneous.

2.1 Governing Law.  This Agreement shall be governed by and interpreted in accordance with the substantive laws of the People’s Republic of China.

2.2 Arbitration.

2.2.1 Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between the Parties.  Such consultations shall begin immediately after one Party has delivered to the other Party a written request for such consultation.  If within ninety (90) days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall, upon the request of any Party with notice to the other Party, be submitted to arbitration in China under the auspices of China International Economic and Trade Arbitration Commission (the “CIETAC”).  The Parties shall jointly appoint a qualified interpreter for the arbitration proceedings and shall be responsible for sharing in equal portions the expenses incurred by such appointment.

2.2.2 Number and Selection of Arbitrators.  There shall be three (3) arbitrators.  Assignor shall select one (1) arbitrator and Assignee shall select one (1) arbitrator, and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration.  Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list.  The chairman of the CIETAC shall select the third arbitrator.  If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the chairman of the CIETAC.

2.2.3 Language.  Unless otherwise provided by the arbitration rules of CIETAC, the arbitration proceeding shall be conducted in English.  The arbitration tribunal shall apply the arbitration rules of the CIETAC in effect on the date of the signing of this Agreement.  However, if such rules are in conflict with the provisions of this Clause, including the provisions concerning the appointment of arbitrators, the provisions of this Clause  shall prevail.

2.2.4 Cooperation Disclosure.  Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Parties.

2.2.5 Jurisdiction of the Arbitration Award Enforcement.  The arbitration award shall be final and binding upon all parties.  It may be entered into by any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof.

2.3 Notices.  Any communications required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) when personally delivered, (ii) on the third business day next following the day when deposited in the U.S. mail, postage prepaid, certified or registered mail, return receipt requested, addressed as set forth below or (iii) on the first business day after proper and timely deposit for next day delivery, charges prepaid, with a nationally recognized delivery service providing next-day service to the location of the recipient, to such party at the address set forth below:

If to Assignor:	Room 810, BlockC2, Oriental Plaza,
No. 1 ChangAn Street
Beijing, China 100738

If to Assignee:	Room 1911, 1/F, #8 Dongdaqiao Road,
Chaoyang District, Beijing, China

or to such other address as such party may indicate by written notice delivered to the other party hereto in accordance herewith.

2.4 Should any clause or any part of any Clause contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other clauses or parts of clauses contained in this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ORIENT COME HOLDINGS LIMITED

By:  /s/ Ke Wang
Name:  KE WANG
Its:  DIRECTOR

K'S MEDIA BROADCASTING LTD. CO.

By:   /s/ Xin Wei
Name:  XIN WEI
Its:  LEGAL REPRESENTATIVE

CONSENT:

KINGLAKE RESOURCES, INC.

By:    /s/ Ke Wang
Name:  KE WANG
Its:    CHAIRMAN

BEIJING K'S MEDIA ADVERTISING LTD. CO.

By:   /s/ Kun Wei
Name:  KUN WEI
Its:  DIRECTOR